Exhibit 4.12

EXECUTION VERSION

FREEPORT-MCMORAN OIL & GAS LLC,

Successor Issuer,

FCX OIL & GAS LLC,

Co-Issuer,

FMSTP INC.,

Additional Co-Issuer,

FREEPORT-MCMORAN INC.,

Parent Guarantor,

and

WELLS FARGO BANK, N.A.,

Trustee

TWENTIETH SUPPLEMENTAL INDENTURE

Dated as of December 13, 2016

To

INDENTURE

Dated as of March 13, 2007

i

TWENTIETH SUPPLEMENTAL INDENTURE, dated as of December 13, 2016 (this “Twentieth Supplemental Indenture”), by and among FREEPORT-MCMORAN OIL & GAS LLC, a Delaware limited liability company (the “Successor Issuer”), FCX OIL & GAS LLC (f/k/a FCX OIL & GAS INC.), a Delaware limited liability company and the direct wholly owned subsidiary of the Parent Guarantor (the “Co-Issuer”), FMSTP INC., a Delaware corporation (the “Additional Co-Issuer”), FREEPORT-MCMORAN INC., a Delaware corporation, as the parent guarantor (the “Parent Guarantor”), and WELLS FARGO BANK, N.A., a nationally chartered banking association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”). All capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, Plains Exploration & Production Company, a Delaware corporation, certain subsidiary guarantors thereof and the Trustee have heretofore executed and delivered an indenture, dated as of March 13, 2007 (as amended, supplemented or otherwise modified from time to time, up to but not including this Twentieth Supplemental Indenture, the “Indenture”);

WHEREAS, the following series of Securities have been issued pursuant to the Indenture and are outstanding as of the date of this Twentieth Supplemental Indenture: 6.125% Senior Notes due 2019, 6.50% Senior Notes due 2020, 6.625% Senior Notes due 2021, 6.75% Senior Notes due 2022 and 6.875% Senior Notes due 2023 (collectively, the “Notes” and each a series of Notes);

WHEREAS, pursuant to Section 10.18 the Indenture, because an Investment Grade Rating Event has previously occurred, the Company and its Restricted Subsidiaries have ceased to be subject to Sections 10.9, 10.10, 10.11, 10.12, 10.13, 10.15, 10.16 and 8.1(a)(iv) of the Indenture;

WHEREAS, the parties hereto desire to amend the Indenture with respect to each series of the Notes to, among other things, amend Articles Five, Eight, Ten and Fourteen thereof as provided herein (the “Amendments”);

WHEREAS, the Parent Guarantor has made (i) an offer to exchange the Notes for (x) newly issued 6.125% Senior Notes due 2019, 6.50% Senior Notes due 2020, 6.625% Senior Notes due 2021, 6.75% Senior Notes due 2022 and 6.875% Senior Notes due 2023 issued by the Parent Guarantor and guaranteed by the Successor Issuer and (y) a cash payment and (ii) a solicitation of consents to the Amendments from Holders of the Notes (the “Consent Solicitations”), each pursuant to an Offering Memorandum and Consent Solicitation Statement (the “Offering Memorandum”) dated November 29, 2016, and the related Letter of Transmittal, in each case as amended or supplemented;

WHEREAS, Section 9.2 of the Indenture provides that, subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the Holders of a majority in aggregate amount of the Outstanding Securities of each series of Securities affected by such amendment or supplemental indenture, with each such series voting as a separate class (the “Requisite Consents”);

WHEREAS, the Requisite Consents to the Amendments have been obtained with respect to each series of Notes pursuant to the Consent Solicitations;

WHEREAS, the Company has requested that the Trustee execute and deliver this Twentieth Supplemental Indenture pursuant to Section 9.2 of the Indenture, and all conditions precedent and requirements necessary to make this Twentieth Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized; and

WHEREAS, the approval of the execution of this Twentieth Supplemental Indenture is not contingent on any other transaction.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Successor Issuer, the Co-Issuer, the Additional Co-Issuer, the Parent Guarantor and the Trustee agree as follows:

ARTICLE 1

REPRESENTATIONS OF THE SUCCESSOR ISSUER, THE CO-ISSUER, THE ADDITIONAL CO-ISSUER AND THE PARENT GUARANTOR

Each of the Successor Issuer, the Co-Issuer, the Additional Co-Issuer and the Parent Guarantor represents and warrants to the Trustee, with respect to itself and in each case only to the extent applicable, as follows:

Section 1.01. Good Standing. It is a limited liability company or corporation duly formed or organized, validly existing and, to the extent applicable, in good standing under the laws of its respective state of incorporation or formation as set forth in the preamble hereto.

Section 1.02. Authorization. The execution, delivery and performance by it of this Twentieth Supplemental Indenture have been authorized and approved by all necessary action on its part.

Section 1.03. No Default. Immediately prior to and immediately after the execution of this Twentieth Supplemental Indenture, no Default or Event of Default will exist.

Section 1.04. Consent of Holders. This Twentieth Supplemental Indenture is executed and delivered pursuant to Section 9.2 of the Indenture and the Requisite Consents with respect to each series of Notes have been obtained.

ARTICLE 2

AMENDMENTS TO INDENTURE AND NOTES

With respect to each series of the Notes, the Indenture is hereby amended as set forth below in this Article 2; provided, however, that each such amendment shall apply only to the Notes and not to any other series of Securities issued under the Indenture.

Section 2.01. Amendments to Articles Five, Ten and Fourteen of the Indenture.

(a) Clauses (iii), (iv), (v), (vi), (vii) and (viii) of Section 5.1(a)—Events of Default are hereby deleted in their entirety and replaced with “[Intentionally Omitted],” and all references in the Indenture to the clauses so eliminated are deleted in their entirety.

(b) The Indenture is hereby amended by deleting the following Sections of the Indenture and all references and definitions related solely thereto are deleted in their entirety:

(i)	Section 5.15—Waiver of Stay or Extension Laws;

(ii)	Section 10.7—Reports;

(iii)	Section 10.8—Taxes;

(iv)	Section 10.14—Limitation on Liens;

(v)	Section 10.17—Future Guarantors; and

(vi)	Section 14.14—Guarantors May Consolidate, etc., on Certain Terms.

All such deleted Sections are replaced with “[Intentionally Omitted].”

Section 2.02. Amendments to Article Eight of the Indenture. Subject to the limitations set forth in the preamble to Article 2 of this Twentieth Supplemental Indenture, Article Eight of the Indenture is hereby amended and restated in its entirety to read as follows:

ARTICLE EIGHT

MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

Section 8.1. Parent Guarantor May Consolidate, Etc., Only on Certain Terms.

The Parent Guarantor shall not merge or consolidate with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to, any Person, unless:

(a) the Parent Guarantor is the surviving Person or the successor Person (if other than the Parent Guarantor) is organized and validly existing under the laws of any U.S. domestic jurisdiction and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of all of the covenants, conditions and obligations of this Indenture on the part of the Parent Guarantor to be performed or observed;

(b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(c) the Parent Guarantor has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 8.2. Successor Substitute. Upon any merger or consolidation of the Parent Guarantor with or into, or any sale, conveyance, transfer or lease of all or substantially all of its properties and assets to, any Person in accordance with Section 8.1 above, the successor Person (if other than the Parent Guarantor) formed by such merger or consolidation or to which such sale, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under the Indenture with the same effect as if such successor Person had been named as the Parent Guarantor herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Indenture and the Securities.

Section 2.03. Amendments to the Notes. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Twentieth Supplemental Indenture.

ARTICLE 3

MISCELLANEOUS

Section 3.01. General References. Unless otherwise specified or unless the context otherwise requires, (i) all references in this Twentieth Supplemental Indenture to Articles and Sections refer to the corresponding Articles and Sections of this Twentieth Supplemental Indenture and (ii) the terms “herein,” “hereof,” “hereunder” and any other word of similar import refers to this Twentieth Supplemental Indenture.

Section 3.02. Effectiveness of Twentieth Supplemental Indenture. Notwithstanding anything to the contrary elsewhere herein, this Twentieth Supplemental Indenture shall become effective upon the execution and delivery of this Twentieth Supplemental Indenture by the Company, the Parent Guarantor and the Trustee and the Amendments set forth herein shall become operative when all of the Notes tendered prior to the date of the Twentieth Supplemental Indenture have been accepted for exchange and exchanged in accordance with the terms of the Offering Memorandum (the “Amendment Operative Time”). The Company shall confirm its acceptance of the Notes in accordance with the terms of the Offering Memorandum by delivery of a Notice of Acceptance to the Trustee. From and after the Amendment Operative Time, the

Indenture shall be and be deemed to be modified and amended in accordance herewith with respect to each series of Notes and the respective rights, limitations of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company, the Parent Guarantor and the Holders affected thereby shall hereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Twentieth Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

Section 3.03. Indenture Remains in Full Force and Effect. Except as amended and supplemented hereby, all provisions in the Indenture shall remain in full force and effect and are in all respects ratified and confirmed, including without limitation Section 6.7 of the Indenture.

Section 3.04. Supplemental Indenture Controls. If there is any conflict or inconsistency between the Indenture and this Twentieth Supplemental Indenture, the provisions of this Twentieth Supplemental Indenture shall control.

Section 3.05. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or shareholder of the Company or any successor of the Company shall have any liability by reason of his, her or its status as such under or upon any obligation, covenant or agreement of the Company contained in this Twentieth Supplemental Indenture, the Indenture or the Notes, or because of any indebtedness evidenced thereby, all such liability being expressly waived and released by the Holders of the Notes.

Section 3.06. Notices and Demands. Any notice, demand, direction, request or other document that is required or permitted by any provision of this Twentieth Supplemental Indenture or the Indenture to be given or made by the Trustee or by the Holders of any series of Notes to or upon the Company shall be given or made by postage-prepaid, first-class mail addressed (until another address of the Company is filed by the Company with the Trustee) to Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004-2189, Attention: FCX Treasurer.

Section 3.07. Benefits of Supplemental Indenture. Nothing in this Twentieth Supplemental Indenture, express or implied, shall give or be construed to give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Security Registrar, any successors to the foregoing hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture or this Twentieth Supplemental Indenture.

Section 3.08. Successors and Assigns. All covenants and agreements in this Twentieth Supplemental Indenture made by the Successor Issuer, the Co-Issuer, the Additional Co-Issuer, the Parent Guarantor or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 3.09. Severability. If any provision of this Twentieth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and no Holder of any series of Notes shall have any claim therefor against any party hereto.

Section 3.10. Governing Law. This Twentieth Supplemental Indenture and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any provision thereof relating to conflicts of laws principles that would apply the laws of another jurisdiction), except to the extent that the Trust Indenture Act is applicable.

Section 3.11. Counterparts. This Twentieth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 3.12. Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.13. Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Twentieth Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Successor Issuer, the Co-Issuer, the Additional Co-Issuer and the Parent Guarantor, as applicable, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Twentieth Supplemental Indenture. For the avoidance of doubt, the Trustee, by executing this Twentieth Supplemental Indenture in accordance with the terms of the Indenture, does not agree to undertake additional actions nor does it consent to any transaction beyond what is expressly set forth in this Twentieth Supplemental Indenture, and the Trustee reserves all rights and remedies under the Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Twentieth Supplemental Indenture to be duly executed as of the day and year first written above.

FREEPORT-MCMORAN OIL & GAS LLC

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President & Chief Financial Officer

FCX OIL & GAS LLC

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President

FMSTP INC.

By:	/s/ Catherine R. Hardwick
	Name:	Catherine R. Hardwick
	Title:	President, Treasurer & Secretary

FREEPORT-MCMORAN INC.

/s/ Kathleen L. Quirk
Name:	Kathleen L. Quirk
Title:	Executive Vice President, Chief Financial Officer & Treasurer

WELLS FARGO BANK, N.A.

By:	/s/ John C. Stohlmann
	Name:	John C. Stohlmann
	Title:	Vice President

[Signature Page to Twentieth Supplemental Indenture]